NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 08, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 27, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization of the Innovator ETFs Trust into the Capital-Force ETF Trust ("Target Fund") became effective after the close on April 24, 2026. Shareholders of the Innovator IBD Breakout Opportunities ETF (CUSIP: 45782C763, BOUT old) and the Innovator IBD 50 ETF (CUSIP: 45782C102, FFTY old) will receive a number of shares of the Acquiring Fund representing an aggregate net asset value ("NAV") equal to the aggregate NAV of the Target Fund shares held immediately prior to the closing of its Reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Innovator IBD Breakout Opportunities ETF (CUSIP: 45782C763, BOUT old) and the Innovator IBD 50 ETF (CUSIP: 45782C102, FFTY old) and does not affect the continued listing on NYSE Arca of the CapForce IBD Breakout Opportunities ETF (CUSIP: 14016P107, BOUT new) and the CapForce IBD 50 ETF (CUSIP: 14016P206, FFTY new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 27, 2026.